NEURALSTEM INC.

MATERIAL TRANSFER AGREEMENT

This Material Transfer Agreement ("Agreement") is entered into as of March 1st, 2006 (the "Effective Date") by and among Neuralstem, Inc., ("Neuralstem"), a company incorporated under the laws of the State of Delaware, having an address at 9700 Great Seneca Highway, Suite 240, Rockville, Maryland 20850 on the one side, and University of Central Florida ("UCF"), on behalf of its Board of Trustees, with offices at 12443 Research Parkway, Suite 301, Orlando, FL 32826-3252.

Whereas, Neuralstem is the owner of certain patented and proprietary technology relating to production and use of human CNS stem cells, and

Whereas, Neuralstem desires to provide such cells to UCF for research evaluation purposes only, and

Whereas, UCF desires to evaluate said cells in research projects to study potential beneficial effects of human neural stem cells in regenerating neuro-muscular circuitry of the such spinal cord and in protecting the spinal cord under degenerative conditions, in in-vitro or rodent models,

The parties therefore agree as follows:

Article 1.0 Definitions

1.1 **"Research Materials"** means the Materials, the know-how provided by Neuralstem to UCF, and any Progeny and Unmodified Derivative thereof. **"Materials"** means the materials provided by Neuralstem to UCF listed in Appendix A. **"Progeny"** means an unmodified descendant from the Materials, such as a virus from virus, cell from cell, or organism from organism. **"Unmodified Derivative"** means a substance which constitutes an unmodified functional subunit or product expressed by the Materials, such as subclones of unmodified cell lines, purified or fractionated subsets of the Materials, proteins expressed by Materials, or monoclonal antibodies secreted by a hybridoma cell line.

1.2 **"Research Uses"** means experimental research and evaluation of Research Materials conducted by UCF in its own laboratories and for its own internal use in the performance of the research program described in Appendix B (the **"Research Program"**), and any subsequent addenda thereto. Research Uses specifically excludes any commercial use of Research Materials or any use in UCF programs participated in by any other entity (except for the Research Foundation of the University of Central Florida), whether for-profit or non-profit, without the prior express written permission of Neuralstem.

1.3 **"Research Results"** means any data or records, whether compiled in electronic, written or other form, arising from the use by UCF of Research Materials.

1.4 **"Neuralstem Patents"** means any patents or patent applications together with all patents resulting therefrom in any and all jurisdictions which cover the manufacture, use or sale of human CNS stem cells, and any progeny, derivative, improvement or modification thereof, which are owned or controlled by NeuralStem at the Effective Date, including all licensed patents or patent applications that Neuralstem has the right to sublicense at the Effective Date.

Article 2. 0 Material Transfer And Restrictions On Use

2.1 Neuralstem hereby agrees to provide to UCF, in multiple distributions, as necessary, Research Materials as listed in Appendix A, and any subsequent addenda thereto.

2.2 UCF hereby agrees that Research Materials will be used under suitable containment conditions in compliance with all government laws and regulations and for Research Uses only and within the study plan outlined in Appendix B, and any subsequent addenda thereto.

2.3 UCF agrees that Research Materials will remain the sole property of Neuralstem.

2.4 UCF agrees that it will retain control over and will assume all responsibility for the custody of Research Materials. UCF further agrees that it will surrender any unused Research Materials to Neuralstem, should Neuralstem so request, along with a record of all used or spent Research Materials or will dispose of any unused Research Materials as otherwise directed by Neuralstem.

2.5 UCF agrees that it will not transfer, sell, give, or otherwise convey in any form whatsoever, Research Materials to any other person or entity, including without limitation any of UCF's commercial, non-commercial, joint venture partners or aliases but excluding the Research Foundation of the University of Central Florida, without the prior, express written permission of Neuralstem. UCF will not make, and shall not permit others to make materials which contain or incorporate the Research Materials or other substances created through use of the Research Materials, which are not Progeny or Unmodified Derivatives. UCF agrees to assign, upon request by Neuralstem, to Neuralstem, any materials and inventions (as defined below) made in breach of this Agreement.

2.6 Neuralstem agrees to render a reasonable amount of technical assistance as may be required by UCF to permit UCF to evaluate Research Materials for Research Uses only. The determination of what constitutes a reasonable amount of technical assistance will be made solely by Neuralstem.

2.7 The parties agree that nothing in this Agreement shall be construed in any way as restricting or interfering with Neuralstem's right to distribute Research Materials to any other person or entity as described in Appendix B.

Article 3.0 Reports And Publication

3.1 UCF shall keep an accurate accounting record of its use of Research Materials and shall provide a copy of this record upon request to Neuralstem.

3.2 UCF agrees that it will not publish or publicly disclose any Research Results or characterization or description of Research Materials without providing an advance copy of any publication or disclosure to Neuralstem thirty (30) days before the proposed publication or disclosure date. Neuralstem may review and comment on the publication or disclosure as well as identify novel discoveries it would like to protect or have protected by UCF, by the filing of a patent application prior to such publication or disclosure, in accordance with the ownership provisions of Article 6.1. Such applications shall be filed at the option and expense of Neuralstem, with UCF being responsible for the filing and maintenance of patents for its Sole Inventions in its name, at Neuralstem's expense and for the filing and maintenance of patents for Joint Inventions, in the name of both UCF and Neuralstem, in accordance with the ownership provisions of Article 6.1, at Neuralstem's expense. If UCF files an application, as specified above, it shall use counsel reasonably acceptable to both parties and will copy Neuralstem on all correspondence regarding the application, and Neuralstem shall cooperate with UCF as reasonably required by UCF in connection with the preparation of such filing and prosecution. UCF agrees to provide appropriate acknowledgement of the source of the Research Materials in all publications and disclosures.

3.3 UCF will provide Neuralstem on a regular basis for the duration of the Research Program, but not less than quarterly, the Research Results in the form of a written report. Neuralstem, its collaborators, and licensees shall be free to use such Research Results for any lawful and authorized purpose, in accordance with this Agreement (and not in violation of any provisions hereof, especially Article 6.1), provided (a) University of Central Florida is notified in writing prior to any use of such results in a patent application by Neuralstem, its collaborators, and licensees

Article 4.0 Representations And Warranties

4.1 Neuralstem represents and warrants to UCF that, to its knowledge as of the Effective Date, it has the right to transfer Research Materials for the Research Uses to UCF under this Agreement.

4.2 While Neuralstem confirms that Research Materials are subject matter under Neuralstem Patents, UCF and Neuralstem agree that nothing hereunder shall be construed to represent any license or right under Neuralstem Patents to UCF, other than those rights expressly granted under this Agreement.

4.3 Each party represents that it has the right to accept the terms and obligations of this Agreement and that it will maintain compliance with all applicable laws in carrying out its obligations under this Agreement.

4.4 Each party represents that it has the full right and authority to enter into this Agreement and that the individual executing this Agreement on its behalf has the authority to do so.

4.5 THESE RESEARCH MATERIALS ARE PROVIDED "AS IS" WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR ANY OTHER WARRANTY EXPRESS OR IMPLIED. TO THE BEST OF NEURALSTEM'S KNOWLEDGE NEURALSTEM MAKES NO REPRESENTATION OR WARRANTY REGARDING THE VALIDITY OR SCOPE OF NEURALSTEM PATENTS AND/OR THE RESEARCH MATERIALS OR THEIR USE WILL NOT INFRINGE ANY PATENT OR ANY OTHER PROPRIETARY RIGHT OF ANY THIRD PARTY. IN NO EVENT, OTHER THAN BREACH OF ITS REPRESENTATIONS OR WARRANTIES IN THIS ARTICLE, WILL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM THE EXERCISE OF THIS AGREEMENT OR THE USE OF RESEARCH MATERIALS.

Article 5.0 Confidentiality

5.1 As used herein, "Confidential Information" shall mean (a) all trade secrets or confidential or proprietary information which is designated in writing as confidential or proprietary by the disclosing party prior to or at the time of the disclosure thereof; (b) information without such designation if it would be apparent to a reasonable person, familiar with the disclosing party's business and the industry, that such information is of a confidential or proprietary nature; and (c) information disclosed without such designation, if the disclosing party, within thirty (30) days after such disclosure, informs the receiving party in writing of the confidential or proprietary nature of the disclosed information, describing such information and referencing the place and date of the oral, visual or written disclosure and the names of the employees or officers of the receiving party to whom such disclosure was made.

5.2 During the term of this Agreement and for a period of five (5) years from any termination or expiration hereof, the parties agree to keep Confidential Information of the other party in confidence, not to disclose Confidential Information of the other party to any third party and not to use Confidential Information of the other party for any purpose, other than as permitted in this Agreement.

5.3 The restrictions on the disclosure and use of Confidential Information shall not apply to any Confidential Information which: (i) was known by the receiving party (as evidenced by the receiving party's written records) prior to disclosure by the disclosing party hereunder; (ii) is or becomes part of the public domain through no fault of the receiving party; (iii) is disclosed to the receiving party by a third party having a legal right to make such a disclosure; or (iv) is independently developed by employees or consultants of the receiving party without use or access to the Confidential Information of the disclosing party; or (v) is required by law to be disclosed.

5.4 This Agreement shall supersede any other prior agreements regarding the protection of confidential information, and any confidential information disclosed to the other party under such other prior agreements shall be subject to the terms of this Section 5.

Article 6.0 Intellectual Property

6.1 **"Inventions"** shall mean Sole Inventions and Joint Inventions. "**Sole Invention(s)**" shall mean any new and useful invention or discovery conceived by employees or consultants of UCF alone in the course of performing the Research Program. "**Joint Invention(s)**" shall mean any new or useful invention or discovery conceived jointly by an employee or consultant of UCF and an employee or consultant of Neuralstem in the course of performing the Research Program. Sole Inventions shall be solely owned by UCF and Joint Inventions shall be jointly owned by UCF and Neuralstem.

6.2 UCF hereby grant to Neuralstem a fully paid-up, royalty-free, non-exclusive license to Sole Inventions and UCF's interest in Joint Inventions. In addition, UCF hereby grants to Neuralstem the first right to negotiate an exclusive license to Sole Inventions and UCF's rights in any Joint Inventions for which Neuralstem has paid and/or has agreed to pay patent expenses. Such license shall be negotiated in good faith with and terms considered reasonable and customary in the field for like inventions. Such license shall also provide for the reimbursement of any future patent expenses incurred by UCF. If the parties do not enter into a written agreement within six (6) months following the filing of a patent application for such invention or if Neuralstem ceases to pay patent expenses, UCF shall be free to license to others and shall have no further obligations to Neuralstem with respect to such Inventions, subject to the non-exclusive license granted to Neuralstem by UCF shall be subject to rights retained by the United States government in accordance with P.L. 96-517, as amended by P.L. 98-620, and subject to the retained right of UCF to make, have made, provide and use Inventions for its non-profit purposes. Invention disclosures and related correspondence shall be directed to the following people:

For UCF:	For Neuralstem:
Office of Technology Transfer 12443 Research Parkway, Suite 301, Orlando, FL 32826-3252.	I. Richard Garr President & CEO Neuralstem, Inc. Rockville, MD 20850

Article 7.0 Term And Termination

7.1 The term of this Agreement is three (3) years from the Effective Date unless sooner terminated in accordance with this Article by UCF.

7.2 Either party may terminate this Agreement upon ninety (90) days written notice.

7.3 Upon termination of this Agreement, all rights and obligations of either party shall cease except for those under Sections 2.2 to 2.7 (Material Transfer And Restrictions On Use);

Article 3 (Reports and Publication), Article 5 (Confidentiality), Article 6 (Intellectual Property) and Section 8.6.

Article 8 0 Miscellaneous Provisions

8.1 No failure on the part of either party to exercise, and no delay in exercising any right or remedy under this Agreement or provided by statute or at law, shall impair or constitute a waiver of such right or remedy or be construed as a waiver of any breach of this Agreement, nor shall any partial exercise of such right or remedy preclude further exercise thereof.

8.2 UCF shall be excused for failure or delay in performing any of their respective obligations under this Agreement if failure or delay is caused by force majeure, to the extent such failure or delay is caused by said force majeure.

8.3 All notices, requests and other communications regarding the terms or performance of this Agreement shall be in writing, shall refer specifically to this Agreement and shall be personally delivered or sent by registered mail, overnight courier or certified mail, return receipt requested, postage prepaid, or by facsimile or electronic mail, in each case to the address specified below, or as to other such address as may be specified in writing to the other party.

Neuralstem:

Neuralstem, Inc.
9700 Great Seneca Highway, Suite 240
Rockville, Maryland 20850
e-mail: irgarr@neuralstem.com
Attention: Richard Garr

UCF:

UCF
Office of Technology Transfer
12443 Research Parkway, Suite 301,
Orlando, FL 32826-3252.

Such notices shall be deemed received on the next business day after dispatched in the case of overnight courier or five (5) business days after deposit in the U.S. mail.

8.4 The rights and obligations under this Agreement are not assignable by either party without the prior written consent of the other, except that Neuralstem may assign this Agreement in connection with a merger, acquisition or sale of substantially all of its assets to which this Agreement relates.

8.5 This Agreement constitutes the entire agreement between the parties and no provision of this Agreement shall be varied or contradicted by any oral agreement. All prior or contemporaneous understandings or agreements, whether written or oral, between the

parties with respect to the subject matter herein are hereby superseded in their entirety by this Agreement. No amendment shall be effective unless made in writing specifically identifying this Agreement and the provision to be amended and signed by the parties.

8.6 This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

8.7 If any provision of this Agreement is held unenforceable in any jurisdiction, all other provisions shall remain in full force and effect in such jurisdictions and such unenforceability will not affect the enforceability of the provision in other jurisdictions. To the extent permitted by applicable law, the parties hereby waive any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

8.8 This Agreement may be executed in counterparts.

Neither party shall use the name of the other or any contraction or derivative thereof or the name(s) of the other party's faculty members, employees, or students, as applicable, in any advertising, promotional, or sales literature without prior written consent from the other party.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first stated above.

Neuralstem, Inc.	**University of Central Florida**
By:	By:
Karl Johe, Ph.D.	Thomas O'Neal
Chief Scientific Officer	Associate VP of Research
Date:	Date:

Acknowledgment by Principal Investigator:

I hereby agree to abide by the terms and conditions of this

Agreement as applicable to me

By:

Name: James Hickman, Ph.D.

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Title: Director, Nanoscience Technology Center

Date: 4/7/06

Appendix A

Description of Material provided by Neuralstem to UCF

Appendix B

Description of work to be performed with Material

The reflex arc is a fundamental functional unit of the spinal cord. Disease or injury of any of the cellular elements in the unit can result in profound movement disorders. An engineering approach to this system would allow the evaluation of these problems and disorders in an *in vitro* system in a controlled, defined environment. This project proposes to develop a biologically integrated microfabricated silicon device to study synaptic communication development and reinnervation between motoneurons and myotubes. Our Hypothesis is that a combination of stem cells and growth factors will enable the reinnervation of muscle fibers and that human stem cells will innervate rat muscle *in vitro* to enable the *in vivo* evaluation of the above results. The motoneurons will be derived from embryonic rat as a control and compared/contrasted to adult rat motoneurons and motoneurons derived from human stem cells. The myotubes will be derived initially from embryonic rat, then adult rat and later adult human tissue. The primary goal of the project is to establish the ability of human stem cells to innervate adult rat muscle to determine the best conditions using the *in vitro* system to achieve *in vivo* reinnervation and functional recovery in a rat SCI model. Initially, in Aim 1 the motoneuron-to-muscle segment will be investigated at the single cell level to assess *in vitro* reinnervation in a system that is composed of patterned surfaces integrated with a MEMS construct. A chamber to mimic the PNS and CNS environment will be fabricated using MEMS fabrication methodology. Aim lb examines the system created in Aim 1 where the target for the motoneurons is an adult myotube derived from human tissue. Aim 2 evaluates the system in the presence of growth factors. Aim 3 examines the effect of the presence of glial, Schwann and microglial cells on the functional capacity of the montoneuron to muscle segment. Aim 4 addresses the *in vivo* experiments that will evaluate the combination of growth factors and human stem cells optimized in Aims 1-3 to allow reinnervation of rat muscle and investigate functional recovery. An integration of fundamental neuroscience, cell biology, microsystem engineering, and surface chemistry will be implemented to build and test this hybrid device, leading eventually to designing schemes to prevent, diagnosis, and treat developmental abnormalities and chronic neurological/muscle disorders. New strategies for prosthetic and orthotic design and evaluation, and new approaches for spinal repair from the aspect of an activity dependent reinnervation of tissue are also envisioned. Finally, this technology if successful could be used to create functional assays to investigate human cells for maladies where animal models may not yet exist. The *Nanoscience Technology Center at the University of Central Florida*, the Neuroscience Institute at the Medical University of South Carolina, the Naval Research Laboratory (NRL), and Neuralstem (a biotech company devoted to human stem cell technology) have partnered to develop this technology.